Exhibit 3.11

Filed in the Office of the
Secretary of State of Texas
Filing #: 800673004 06/26/2006
Document #: 134455950002

CERTIFICATE OF FORMATION
OF
Arcadia Gas Storage, LLC

1.	The filing entity being formed is a limited liability company. The name of the entity is Arcadia Gas Storage, LLC.

2.
The initial registered agent is an individual resident of the state whose name is Chris Booth. The business address of the registered agent and the registered office address is 4200 Stone Road, Kilgore, TX 75662.

3.	The limited liability company is to be managed by managers. The names and addresses of the initial managers are as follows:

Name	Address
Ruben Martin	4200 Stone Road, Kilgore, TX, USA 75662
Robert Bondurant	4200 Stone Road, Kilgore, TX, USA 75662

4.	The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

5.	The name and street address of the organizer is Chris Booth, #1 Gulf States Road, Beaumont TX 77701.

6.	This document becomes effective when the document is filed by the Secretary of State.

[Signature Page Follows]

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

ORGANIZER

/s/ Chris Booth
Name: Chris Booth